Exhibit 23.1

Consent of Independent Auditors

The Sole Member

GeoSouthern Intermediate Holdings, LLC:

We consent to the incorporation by reference in the registration statement (Nos. 333-178453) on Form S-3, and the registration statements (Nos. 333-68694, 333-47672, 333-44702, 333-104933, 333-104922, 333-103679, 333-159796, 333-127630, 333-179181, and 333-182198) on Form S-8 of Devon Energy Corporation of our report dated December 10, 2013, with respect to the consolidated balance sheet of GeoSouthern Intermediate Holdings, LLC as of December 31, 2012, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2012, which report appears in the Form 8-K of Devon Energy Corporation dated December 11, 2013.

/s/ KPMG LLP

Houston, Texas

December 11, 2013